Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Airgas, Inc.
at
$60.00 Net Per Share
by
Air Products Distribution, Inc.
A Wholly Owned Subsidiary of
Air Products and Chemicals, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 2010, UNLESS THE OFFER IS EXTENDED.

AIR PRODUCTS DISTRIBUTION, INC., A DELAWARE CORPORATION (THE “PURCHASER”) WHICH IS A WHOLLY OWNED SUBSIDIARY OF AIR PRODUCTS AND CHEMICALS, INC., A DELAWARE CORPORATION (“AIR PRODUCTS”), IS OFFERING TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (TOGETHER WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS, THE “SHARES”), OF AIRGAS, INC. (“AIRGAS”) THAT ARE NOT ALREADY OWNED BY AIR PRODUCTS AND ITS SUBSIDIARIES AT A PRICE OF $60.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND LESS ANY REQUIRED WITHHOLDING TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT ACCOMPANIES THIS OFFER TO PURCHASE (THE “LETTER OF TRANSMITTAL”).

THE OFFER (AS DEFINED IN THE OFFER TO PURCHASE) IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY AIR PRODUCTS AND ITS SUBSIDIARIES (INCLUDING THE PURCHASER), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) AIRGAS’S BOARD OF DIRECTORS REDEEMING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER OF AIRGAS AND THE PURCHASER (OR ONE OF ITS OR AIR PRODUCTS’ SUBSIDIARIES) AS DESCRIBED HEREIN (THE “PROPOSED MERGER”), (III) AIRGAS’S BOARD OF DIRECTORS HAVING APPROVED THE OFFER AND THE PROPOSED MERGER UNDER SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”) OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SECTION 203 OF THE DGCL IS INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (IV) AIRGAS’S BOARD OF DIRECTORS HAVING APPROVED THE OFFER AND THE PROPOSED MERGER UNDER ARTICLE 6 OF AIRGAS’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “AIRGAS CERTIFICATE”) OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT ARTICLE 6 OF THE AIRGAS CERTIFICATE IS INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (V) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES UNDER THIS OFFER, HAVING EXPIRED OR BEEN TERMINATED AS DESCRIBED HEREIN AND (VI) AIRGAS

NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING THE PURCHASER’S OR AIR PRODUCTS’ ABILITY TO ACQUIRE AIRGAS OR OTHERWISE DIMINISHING THE EXPECTED VALUE TO AIR PRODUCTS OF THE ACQUISITION OF AIRGAS.

THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING.

AIR PRODUCTS AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH AIRGAS. SUBJECT TO APPLICABLE LAW, AIR PRODUCTS AND THE PURCHASER RESERVE THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED MERGER), INCLUDING UPON ENTERING INTO A MERGER AGREEMENT WITH AIRGAS, OR TO NEGOTIATE A MERGER AGREEMENT WITH AIRGAS NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY AIR PRODUCTS, THE PURCHASER AND AIRGAS.

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH THE PROXY SOLICITATION (AS DEFINED IN THE OFFER TO PURCHASE) OR OTHERWISE. ANY SUCH SOLICITATION (INCLUDING THE PROXY SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

February 11, 2010

IMPORTANT

Any stockholder of Airgas desiring to tender all or a portion of such stockholder’s Shares in the Offer should either (i) complete and sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to American Stock Transfer & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Book-Entry Transfer” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated preferred stock purchase rights are currently evidenced by the certificates representing the Shares, and by tendering Shares, a stockholder will also tender the associated preferred stock purchase rights. If the Distribution Date (as defined in “The Offer — Section 8 — Preferred Stock Purchase Rights”) occurs, stockholders will be required to tender one associated preferred stock purchase right for each Share tendered in order to effect a valid tender of such Share.

Any stockholder who desires to tender Shares and whose certificates representing such Shares (and/or, if applicable, associated preferred stock purchase rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer — Section 3 — Guaranteed Delivery”.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

TABLE OF CONTENTS

SUMMARY TERM SHEET	5
INTRODUCTION	10
THE OFFER	12
1. Terms of the Offer	12
2. Acceptance for Payment and Payment for Shares	14
3. Procedure for Tendering Shares	14
4. Withdrawal Rights	17
5. Certain U.S. Federal Income Tax Consequences	18
6. Price Range of Shares; Dividends	19
7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations	20
8. Certain Information Concerning Airgas	21
9. Certain Information Concerning the Purchaser and Air Products	23
10. Source and Amount of Funds	24
11. Background of the Offer; Other Transactions with Airgas	25
12. Purpose of the Offer; Plans for Airgas; Statutory Requirements; Approval of the Merger	30
13. Dividends and Distributions	34
14. Conditions of the Offer	34
15. Certain Legal Matters; Regulatory Approvals	37
16. Legal Proceedings	40
17. Fees and Expenses	41
18. Miscellaneous	41

SCHEDULES
Schedule I — Directors and Executive Officers of Air Products and the Purchaser

SUMMARY TERM SHEET

Air Products Distribution, Inc., a wholly-owned subsidiary of Air Products, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Airgas (together with the associated preferred stock purchase rights) for $60.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are some of the questions you, as an Airgas stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is Air Products Distribution, Inc. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of Airgas. We are a wholly owned subsidiary of Air Products, a Delaware corporation. See “The Offer — Section 9”.

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.01 per share, and the associated preferred stock purchase rights, of Airgas. We refer to one share of Airgas common stock, together with the associated preferred stock purchase right, as a “share” or “Share”. See “Introduction”.

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $60.00 per Share net to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction”.

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately all of the common stock of, Airgas. See “The Offer — Section 12”.

Do you have the financial resources to pay for the Shares?

We will need approximately $7 billion to purchase all outstanding Shares pursuant to the Offer, to refinance certain indebtedness in connection with the transaction and to pay related fees and expenses. As of December 31, 2009, Air Products had cash and cash items in the amount of approximately $323 million. In addition, Air Products has entered into a commitment letter with JPMorgan Chase Bank, N.A. pursuant to which JPMorgan Chase Bank, N.A. has committed to provide a term loan credit facility to Air Products in the aggregate amount of $6.724 billion. Air Products expects to contribute or otherwise advance funds to enable us to consummate the Offer. Air Products expects, based upon the combination of internally available cash and borrowings under the term loan credit facility, to have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares in the Offer. The Offer is not conditioned upon any financing arrangements. See “The Offer — Section 10”.

Is your financial condition relevant to my decision to tender in the Offer?

Because the form of payment consists solely of cash and is not conditioned upon any financing arrangements, we do not think our financial condition is material to your decision whether to tender in the Offer.

What does the Board of Directors of Airgas think of the Offer?

On February 9, 2010, Airgas issued a press release in which it stated that its board of directors had unanimously determined that the proposal made by Air Products on February 4, 2010 to acquire Airgas for a purchase price in cash of $60.00 per Share undervalues Airgas and its future prospects and is not in the best interests of Airgas’ stockholders.

How long do I have to decide whether to tender in the Offer?

You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 12:00 midnight, New York City time, on Friday, April 9, 2010, which is the end of the day on April 9, 2010. We may, in our sole discretion, extend the Offer from time to time for any reason. If the Offer is extended, we will issue a press release announcing the extension at or before 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1”.

We may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1”.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares, which, together with the Shares then owned by Air Products and its subsidiaries (including us), represents at least a majority of the total number of Shares outstanding on a fully diluted basis, (ii) Airgas’s Board of Directors redeeming the associated preferred stock purchase rights or our being satisfied, in our sole discretion, that the rights have been invalidated or are otherwise inapplicable to the Offer and the merger of Airgas and us (or one of our subsidiaries) as described herein, (iii) Airgas’s Board of Directors having approved the Offer and the Proposed Merger under Section 203 of the Delaware General Corporation Law or our being satisfied, in our sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the Proposed Merger, (iv) Airgas’s Board of Directors having approved the Offer and the Proposed Merger under Article 6 of Airgas’s Amended and Restated Certificate of Incorporation (the “Airgas Certificate”) or our being satisfied, in our sole discretion, that Article 6 of the Airgas Certificate is inapplicable to the Offer and the Proposed Merger, (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares under this Offer having expired or been terminated as described herein and (vi) Airgas not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s or Air Products’ ability to acquire Airgas or otherwise diminishing the expected value to Air Products of the acquisition of Airgas. See “The Offer — Section 14”.

Do you intend to undertake a proxy solicitation to replace some or all of Airgas’s directors with your nominees for directors?

Yes. We currently intend to nominate, and solicit proxies for the election of, a slate of nominees for election at Airgas’s 2010 annual meeting (the “Proxy Solicitation”). We reserve the right, however, at any time to determine not to commence the Proxy Solicitation (or to terminate the Proxy Solicitation or launch a different proxy solicitation) if we determine it to be in our best interests to do so or if we determine that the Proxy Solicitation is unnecessary, including, if we so determine, if Airgas’s board of directors has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied. Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with the Proxy Solicitation or otherwise. Any such solicitation (including the Proxy Solicitation) will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission (the “SEC”).

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform American Stock Transfer & Trust Company, the depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1”.

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to American Stock Transfer & Trust Company, the depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Book-Entry Transfer”, not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three-trading-day period. See “The Offer — Section 3”.

If the Distribution Date occurs, you also must tender one associated preferred stock purchase right for each share of common stock tendered in order to validly tender such shares in the Offer. See “The Offer — Section 8”.

Until what time can I withdraw tendered Shares?

You can withdraw tendered Shares at any time until the Offer has expired, and, if we have not agreed to accept your Shares for payment by April 12, 2010, you can withdraw them at any time after such time until we accept Shares for payment. You may not, however, withdraw Shares tendered during a subsequent offering period, if one is included. See “The Offer — Section 4”.

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to American Stock Transfer & Trust Company while you have the right to withdraw the Shares. See “The Offer — Section 4”.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in “The Offer — Section 14”.

We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with American Stock Transfer & Trust Company, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by American Stock Transfer & Trust Company of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer — Section 3 — Book-Entry Transfer”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares. See “The Offer — Section 2”.

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

If, pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by Air Products or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully diluted basis, we currently intend, as soon as practicable after consummation of the Offer, to seek to have Airgas consummate a merger or other similar business combination with us or another subsidiary of Air Products, pursuant to which each then outstanding Share not owned by Air Products or us (or our respective subsidiaries) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. See “Introduction”.

If a majority of the Shares are tendered and accepted for payment, will Airgas continue as a public company?

If the merger takes place, Airgas will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the Shares, and Airgas may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See “The Offer — Section 7”.

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is successful, we currently intend, as soon as practicable after the consummation of the Offer, to seek to have Airgas consummate a merger or other similar business combination with us or another subsidiary of Air Products in which each outstanding Share will be exchanged for an amount in cash per Share equal to the price per Share paid in the Offer. If the proposed second-step merger takes place, stockholders who do not tender in the Offer (other than those properly exercising their appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if such merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the merger does not take place and the Offer is consummated, the number of stockholders and of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Air Products and its subsidiaries, which may affect prices at which Shares trade. Also, as described above, Airgas may cease making filings with the SEC or being required to comply with the SEC rules relating to publicly held companies. See “The Offer — Section 7”.

Are appraisal rights available in the Offer or proposed merger?

Appraisal rights are not available in the Offer. If the proposed merger is consummated, holders of Shares at the effective time of the merger who do not vote in favor of, or consent to, the proposed merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the proposed merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in the proposed merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the proposed merger. See “The Offer — Section 15 — Appraisal Rights”.

What is the market value of my Shares as of a recent date?

On February 4, 2010, the last full trading day before the first public announcement of our offer to acquire Airgas for $60.00 per Share in cash, the last reported sales price of Airgas common stock reported on the New

York Stock Exchange was $43.53 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

What are the U.S. federal income tax consequences of participating in the Offer?

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if you hold your Shares as capital assets for U.S. federal income tax purposes and are a U.S. Holder (as defined in “The Offer — Section 5”), you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted basis in the Shares. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) tendered in the Offer. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a preferential rate (currently 15%). See “The Offer — Section 5”.

You are urged to consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Who can I talk to if I have questions about the Offer?

You can call MacKenzie Partners, Inc., the information agent for the Offer, at 212-929-5500 (collect) or 800-322-2885 (toll-free). See the back cover of this Offer to Purchase.

To the Stockholders of Airgas, Inc.:

INTRODUCTION

We, Air Products Distribution, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Air Products and Chemicals, Inc., a Delaware corporation (“Air Products”), are offering to purchase all outstanding shares of common stock (the “Common Stock”), par value $0.01 per share, of Airgas, Inc., a Delaware corporation (“Airgas”), and the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of May 8, 2007, between Airgas and The Bank of New York, as Rights Agent, (the “Rights Agreement”), for $60.00 per Share, net to the seller in cash, without interest and less any withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of J.P. Morgan Securities Inc. (the “Dealer Manager”), the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) incurred in connection their services in such capacities in connection with the Offer. See “The Offer — Section 17”.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the shares then owned by Air Products and its subsidiaries (including us), represents at least a majority of the total number of shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) Airgas’s Board of Directors (the “Airgas Board”) redeeming the Rights or our being satisfied, in our sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the merger of Airgas and us (or one of Air Products’ subsidiaries) as described herein (the “Proposed Merger”) (the “Rights Condition”), (iii) the Airgas Board having approved the Offer and the Proposed Merger under Section 203 (“Section 203”) of the Delaware General Corporation Law (the “DGCL”) or our being satisfied, in our sole discretion, that Section 203 is inapplicable to the Offer and the Proposed Merger (the “Section 203 Condition”), (iv) the Airgas Board having approved the Offer and the Proposed Merger under Article 6 of Airgas’s Amended and Restated Certificate of Incorporation (the “Airgas Certificate”) or our being satisfied, in our sole discretion, that Article 6 of the Airgas Certificate is inapplicable to the Offer and the Proposed Merger (the “Certificate Condition”), (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to the purchase of shares under this Offer having expired or been terminated as described herein (the “HSR Condition”) and (vi) Airgas not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s or Air Products’ ability to acquire Airgas or otherwise diminishing the expected value to Air Products of the acquisition of Airgas (the “Impairment Condition”).

The Offer is not conditioned on the Purchaser obtaining financing.

As of the date of this Offer to Purchase, Air Products beneficially owns 1,508,255 Shares, representing approximately 1.8% of the outstanding Shares. According to Airgas’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, there were (i) 82,729,623 Shares issued and outstanding as of February 3, 2010 and (ii) outstanding options to purchase approximately 7,571,000 Shares as of December 31, 2009. For purposes of the Offer, “fully diluted basis” assumes that all outstanding stock options are presently exercisable.

The purpose of the Offer is to acquire control of, and the entire equity interest in, Airgas. We currently intend, as soon as practicable after consummation of the Offer, to seek to have Airgas consummate the Proposed Merger, pursuant to which each then outstanding Share not owned by Air Products or the Purchaser (or their subsidiaries) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Under the DGCL and the Airgas Certificate, if the Certificate Condition is satisfied and we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to consummate the Proposed Merger without a vote of the Airgas Board or other stockholders. If we do not acquire at least 90% of the outstanding Shares, under the DGCL we will have to seek approval of the Proposed Merger by Airgas’s stockholders. Approval of a merger pursuant to the DGCL requires the affirmative vote of holders of a majority of the outstanding Shares. If the Certificate Condition is not satisfied but we elect to consummate the Offer, Article 6 also would require us to seek approval of the Proposed Merger unless certain exceptions apply. Article 6 of the Airgas Certificate provides that approval of a merger with an “Interested Stockholder” (generally, a stockholder who is the direct or indirect beneficial owner of 20% or more of the voting power of Airgas’s outstanding voting stock or an affiliate or associate thereof) requires the affirmative vote of holders of 67% of the voting power of the outstanding Shares unless such merger is approved by a majority of Airgas’s disinterested directors or certain fair price conditions are met. In addition, if the Section 203 Condition is not satisfied but we elect to consummate the Offer, Section 203 could significantly delay our ability to consummate the Proposed Merger. See “The Offer — Section 12”.

We currently intend to nominate, and solicit proxies for the election of, a slate of nominees (the “Nominees”) for election at Airgas’s 2010 annual meeting (the “Proxy Solicitation”). We reserve the right, however, at any time to determine not to commence the Proxy Solicitation (or to terminate the Proxy Solicitation or launch a different proxy solicitation) if we determine it to be in our best interests to do so or if we determine that the Proxy Solicitation is unnecessary, including, if we so determine, if the Airgas Board has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied.

Whether or not we propose a merger or other similar business combination with Airgas and whether or not our Nominees are elected at Airgas’s annual meeting, we currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Airgas Board. We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the Airgas Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Airgas Board. We reserve the right to seek the removal without cause of any or all of Airgas’s directors and to seek to call a special meeting of Airgas’s stockholders in order to act on proposals to be determined.

We expect that our Nominees and designees, subject to their fiduciary duties under applicable law, would cause the Airgas Board to:

•	amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

•	approve the Offer and the Proposed Merger, or otherwise act to satisfy the Section 203 Condition and the Certificate Condition; and

•	take any other actions necessary to cause to permit the Proposed Merger to be consummated.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with the Proxy Solicitation or otherwise. Any such solicitation will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission (the “SEC”).

On February 4, 2010, Air Products commenced litigation against Airgas and the members of the Airgas Board in the Court of Chancery of the State of Delaware seeking, among other things, an order: (i) declaring that Airgas’s directors breached their fiduciary obligations to Airgas’s stockholders under Delaware law by refusing to negotiate with Air Products and to inform themselves of the potential parameters of Air Products’ prior offers to acquire Airgas, and by failing to form a special committee of independent directors, with independent advisors, to consider and negotiate Air Products’ prior offer to acquire Airgas; (ii) compelling Airgas’s directors to form a special committee of Airgas’s independent directors, with its own independent financial and legal advisors, to reasonably consider and negotiate the proposed transaction, in good faith; (iii) enjoining Airgas’s directors from engaging in any action or inaction that has the effect of improperly impeding, thwarting, frustrating or interfering with the proposed transaction with Air Products in a manner inconsistent with their fiduciary duties; and (iv) enjoining Airgas, its employees, agents and all persons acting on its behalf or in concert with it from taking any action that has the effect of impeding Air Products’ efforts to acquire control of Airgas, in violation of their respective fiduciary duties to Airgas’s stockholders.

Air Products and the Purchaser are seeking to negotiate a business combination with Airgas. Subject to applicable law, Air Products and the Purchaser reserve the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Proposed Merger), including upon entering into a merger agreement with Airgas, or to negotiate a merger agreement with Airgas not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Air Products, the Purchaser and Airgas.

In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not previously withdrawn in accordance with “The Offer — Section 4”. “Expiration Date” means 12:00 midnight, New York City time, on Friday, April 9, 2010 (which is the end of the day on April 9, 2010), unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer — Section 14”, which include, among other things, satisfaction of the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Certificate Condition, the HSR Condition and the Impairment Condition. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4”, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Subject to any applicable rules and regulations of the SEC, we expressly reserve the right, but not the obligation, in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock you are automatically tendering a similar number of Rights. If, however, the Rights detach, tendering stockholders will be required to deliver Rights certificates with the Common Stock (or confirmation of book-entry transfer, if available, of such Rights).

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

“Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

If we extend the Offer, are delayed in accepting for payment of or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in “The Offer — Section 4”. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, in our sole discretion, but are not obligated to, include a subsequent offering period of at least three business days to permit additional tenders of Shares (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.

Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we may include a Subsequent Offering Period so long as, among other things, (i) the initial offering period of at least 20 business days has expired, (ii) we immediately accept and promptly pay for all securities validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

We are making a request to Airgas for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in “The Offer — Section 14” have not been satisfied or if any event specified in such section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer — Section 14”. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 3”)) and, if the Distribution Date (as defined below) occurs, certificates for Rights (or a confirmation of book-entry transfer, if available, of such Rights into the Depositary’s account at the Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3”. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. If there is a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

We reserve the right to transfer or assign, in whole or in part from time to time, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3. Procedure for Tendering Shares.

Valid Tender of Shares.  In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Shares (including, if the Distribution Date occurs, certificates for the Rights) to be tendered or delivery of such Shares (including, if the Distribution Date occurs, such Rights) pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees.  All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Backup Withholding.  To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each eligible tendering U.S. Holder (as defined in “The Offer — Section 5”) should complete and return the Substitute Form W-9 included in the Letter of Transmittal. Eligible tendering Non-U.S. Holders (as defined in “The Offer — Section 5”) should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For a more detailed discussion of backup withholding, see “The Offer — Section 5”.

Appointment of Proxy.  By executing a Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Airgas’s stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) (including voting at any meeting of stockholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Airgas’s stockholders.

Determination of Validity.  Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Air Products or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 12, 2010, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by again following one of the procedures described in “The Offer — Section 3” at any time before the Expiration Date.

If we include a Subsequent Offering Period (as described in more detail in “The Offer — Section 1”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Certain U.S. Federal Income Tax Consequences.

The following is a general summary of certain U.S. federal income tax consequences to stockholders of Airgas whose shares are tendered and accepted for payment pursuant to the Offer. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder, nor is it a complete analysis of all potential U.S. federal income tax consequences. This summary does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or that any such contrary position would not be sustained by a court.

This discussion is limited to stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a stockholder’s particular circumstances. This discussion also does not address all U.S. federal income tax considerations that may be relevant to stockholders that are subject to special tax rules, including, without limitation, expatriates and certain former citizens of the United States, partnerships and other pass-through entities, “controlled foreign corporations”, “passive foreign investment companies”, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons subject to the alternative minimum tax and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. Finally, this discussion does not address the U.S. federal income tax consequences to stockholders who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.

For purposes of the Offer, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer, a “Non-U.S. Holder” is generally a person or entity that is not a U.S. Holder.

If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

You are urged to consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

U.S. Holders

Consequences of the Offer.  The receipt of cash for shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if you hold your Shares as capital assets you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted basis in the Shares. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) tendered in the Offer. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a preferential rate (currently 15%). The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  Payments made to U.S. Holders pursuant to the Offer will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Consequences of the Offer.  A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the receipt of cash for Shares pursuant to the Offer provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

Unless an applicable tax treaty provides otherwise, gains described in (i) above generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a resident of the United States. Gains described in (ii) above will generally be subject to U.S. federal income tax at a flat rate of 30%, but may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding.  Payments made to Non-U.S. Holders pursuant to the Offer may be subject to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, Non-U.S. Holders should provide the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

     6. Price Range of Shares; Dividends.

The Shares are listed and principally traded on NYSE under the symbol “ARG”. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE, and dividends paid per Share, as reported in published financial sources:

	High	Low	Dividends

Calendar Year 2008:
First Quarter	$52.00	$37.84	$0.12
Second Quarter	65.45	45.36	0.12
Third Quarter	60.70	43.30	0.12
Fourth Quarter	49.50	27.09	0.16
Calendar Year 2009:
First Quarter	$41.09	$26.29	$0.16
Second Quarter	45.27	32.52	0.18
Third Quarter	50.29	36.68	0.18
Fourth Quarter	51.00	44.12	0.18
Calendar Year 2010:
First Quarter (through February 10, 2010)	$62.82	$41.82	$—

On January 28, 2010, Airgas declared a dividend of $0.22 per share to be paid on March 31, 2010 to stockholders of record as of March 15, 2010.

On February 4, 2010, the last trading day before the first public announcement of our offer to acquire Airgas for $60.00 per Share in cash, the last reported sale price of the Shares on the NYSE was $43.53 per Share. You are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.  If the Proposed Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if such merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Proposed Merger does not take place and the Offer is consummated, the number of stockholders and of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than the Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Exchange Listing.  The Shares are listed on the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE and may delisted from the NYSE. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the NYSE, the market for the Shares could be adversely affected. According to the NYSE’s published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things, (i) the total number of holders of Shares fell below 400, (ii) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of Airgas and their immediate families and other concentrated holdings of 10% or more) fell below 600,000. If the Shares are not delisted prior to the Proposed Merger, we intend to delist the Shares from the NYSE promptly following consummation of the Proposed Merger.

Registration under the Exchange Act.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Airgas to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Airgas to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of Airgas and persons holding “restricted securities” of Airgas may be deprived of the ability to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing on the NYSE. We intend to seek to cause Airgas to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Airgas.

Except as otherwise expressly set forth in this Offer to Purchase, the information concerning Airgas contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Air Products, the Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Airgas to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Air Products, the Purchaser, the Dealer Manager, the Information Agent or the Depositary. Air Products, the Purchaser, the Dealer Manager, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

According to Airgas’s Annual Report on Form 10-K for the year ended March 31, 2009 (the “Airgas 10-K”), Airgas became a publicly traded company in 1986. The principal executive offices of Airgas are located at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283 and its telephone number is (610) 687-5253. According to Airgas’s 10-K, Airgas is the largest U.S. distributor of industrial, medical and specialty gases (delivered in “packaged” or cylinder form), and “hardgoods”, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, the fifth largest producer of atmospheric merchant gases in North America and a leading distributor of process chemicals, refrigerants and ammonia products. Airgas markets these products to its diversified customer base through multiple sales channels including branch-based sales representatives, retail stores, strategic customer account programs, telesales, catalogs, eBusiness and independent distributors. Airgas’s products reach customers through an integrated network of more than 14,000 employees and over 1,100 locations including branches, retail stores, packaged gas fill plants, cylinder testing facilities, specialty gas labs, production facilities and distribution centers.

Preferred Stock Purchase Rights.  The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is filed as Exhibit 4.1 to Airgas’s Current Report on Form 8-K filed with the SEC on May 10, 2007.

On May 8, 2007, pursuant to the Rights Agreement, the Airgas Board declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on May 25, 2007 (the “Record Date”). Each Right entitles the registered holder thereof to purchase from Airgas one ten-thousandth (1/10,000th) of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”) (or in certain circumstances, cash, property or other securities of Airgas), at a purchase price of $230.00, subject to adjustment as provided in the Rights Agreement (the “Purchase Price”). In addition, one Right will automatically attach to each Share issued between the Record Date and the Distribution Date (as defined below).

Initially, the Rights were evidenced by the certificates representing Common Stock, and no separate Rights certificates were distributed. The Rights Agreement provides that, in general, the Rights will separate from the shares of Common Stock and become exercisable upon the earlier of (i) ten calendar days following a public announcement or disclosure that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% (or, in the case of Peter McCausland or certain of his affiliates, 20%) or more of the outstanding shares of Common Stock (the “Stock Acquisition Date”) and (ii) ten business days, or a later date as is determined by the Airgas Board, after the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group beneficially owning 15% (or 20%, as the case may be) or more of such outstanding shares of Common Stock (the earlier of such dates being called the “Distribution Date”).

Pursuant to the Rights Agreement, until the Distribution Date, the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates and the surrender for transfer of any Common Stock certificates outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 8, 2017, unless earlier redeemed or exchanged by Airgas as described below.

The Rights Agreement provides that, as soon as practicable after the Distribution Date, Right certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and thereafter, the separate Right certificates alone will represent the Rights. Except as otherwise provided by the Rights Agreement or determined by the Airgas Board, only shares of Common Stock that are issued prior to the Distribution Date will be issued with Rights.

In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, shares of Common Stock (or in certain circumstances, cash, property or other securities of Airgas) having a value equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, following the occurrence of such an event or any other Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

After the Stock Acquisition Date, in the event that (i) Airgas consolidates or merges with any other person, and Airgas is not the surviving corporation, (ii) any person engages in a share exchange, consolidation or merger with Airgas in which Airgas is the surviving corporation and in which the outstanding Common Stock is exchanged for securities of any other person or for cash or other property or (iii) 50% or more of the assets or earning power of Airgas and its subsidiaries is sold or transferred, proper provision will be made so that each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the Purchase Price of the Right. The events set forth in this paragraph and the preceding paragraph are referred to as the “Triggering Events”.

The Purchase Price payable, and the number of shares of Common Stock or other securities, cash or property issuable, upon exercise of the Rights are subject to customary adjustments from time to time to prevent dilution in the event of certain changes in the Common Stock. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to an increase or decrease of at least 1% in the Purchase Price.

In general, Airgas may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right (subject to adjustment), at any time before to the earlier of (i) the close of business on the day a person becomes an Acquiring Person and (ii) the close of business of the expiration date of the Rights. Immediately upon the action of the Airgas Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.0001 redemption price.

At any time after a person becomes an Acquiring Person (but before such Acquiring Person owns 50% or more of the Shares), the Airgas Board may exchange the then outstanding and exercisable Rights (other than those owned by an Acquiring Person), for Shares, each Right being exchangeable for one share of Common Stock, subject to adjustment.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Airgas, including the right to vote or to receive dividends.

The Rights Agreement provides that, other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Airgas Board prior to the earliest of (i) the Distribution Date or (ii) a Triggering Event. After the first to occur of such events, the provisions of the Rights Agreement may be amended without the approval of any holders of Right certificates (x) to cure any ambiguity or to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with the other provisions contained therein, or (y) to make any other changes or provisions in regard to matters or questions arising thereunder which Airgas may deem necessary or desirable; provided, however, that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person, or any affiliate or associate of an Acquiring

Person), and no such supplement or amendment may cause the Rights again to become redeemable at such time as the Rights are not then redeemable or cause the Rights Agreement again to become amendable other than as provided for in the Rights Agreement.

Based on publicly available information, Air Products and the Purchaser believe that, as of the date of this Offer to Purchase, the Rights are not exercisable, the Right certificates have not been issued and the Rights are evidenced by the certificates representing Common Stock. Unless the Distribution Date occurs, a tender of shares of Common Stock will include a tender of the associated Rights. If the Distribution Date does occur, you will need to tender one Right with each share of Common Stock tendered in order for such share to be validly tendered in the Offer. We will not pay any additional consideration for the tender of a Right. Unless the Airgas Board elects to redeem the Rights Agreement and, thus, terminates the Rights or amends the Rights Agreement to postpone the Distribution Date or otherwise acts to postpone the Distribution Date in accordance with the Rights Agreement, the Distribution Date will occur on the earlier of the tenth calendar day after the Stock Acquisition Date (as defined above) and the tenth business day after the commencement of this Offer or first public announcement of an intention to commence this Offer.

Additional Information.  Airgas is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Airgas is required to disclose in such proxy statements certain information, as of particular dates, concerning Airgas’s directors and officers, their remuneration, stock options granted to them, the principal holders of Airgas’s securities and any material interest of such persons in transactions with Airgas. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning the Purchaser and Air Products.

We are a Delaware corporation incorporated on February 8, 2010, with principal executive offices at 7201 Hamilton Boulevard, Allentown, Pennsylvania, 18195-1501. The telephone number of our principal executive offices is (610) 481-4911. To date, we have engaged in no activities other than those incidental to our formation and the commencement of the Offer. The Purchaser is a wholly-owned subsidiary of Air Products.

Air Products is a Delaware corporation incorporated in Michigan on October 1, 1940 and reincorporated in Delaware on May 25, 1961 with principal executive offices at 7201 Hamilton Boulevard, Allentown, Pennsylvania, 18195-1501. The telephone number of Air Products’ principal executive offices is (610) 481-4911. Air Products serves technology, energy, industrial and healthcare customers globally with a unique portfolio of products, services and solutions that include atmospheric gases, process and specialty gases, performance materials, equipment and services. Air Products is the world’s largest supplier of hydrogen and helium and has built leading positions in growth markets such as semiconductor materials, refinery hydrogen, natural gas liquefaction and advanced coatings and adhesives.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Air Products and the Purchaser and certain other information are set forth on Schedule I hereto.

As of the date of this offer to purchase, Air Products beneficially owns 1,508,255 Shares, representing approximately 1.8% of the outstanding Shares. Air Products acquired these Shares in the following ordinary brokerage transactions:

	Number of Shares	Average Purchase Price
Date of Purchase	Purchased	per Share

January 20, 2010	71,730	$48.82
January 21, 2010	144,700	$49.25
January 22, 2010	127,601	$48.49
January 25, 2010	80,525	$48.52
January 26, 2010	74,231	$48.35
January 27, 2010	151,468	$47.26
January 28, 2010	124,400	$47.09
January 29, 2010	516,500	$43.77
February 1, 2010	122,100	$44.49
February 4, 2010	95,000	$43.85

No part of the purchase price or market value of these shares was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Air Products, the Purchaser and, to Air Products’ and the Purchaser’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Air Products, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Airgas; (ii) none of Air Products, the Purchaser and, to Air Products’ and the Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days; (iii) none of Air Products, the Purchaser and, to Air Products’ and the Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Airgas (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Air Products, the Purchaser, their subsidiaries or, to Air Products’ and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Airgas or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Air Products, the Purchaser, their subsidiaries or, to Air Products’ and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Airgas or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. Source and Amount of Funds.

We will need approximately $7 billion to purchase all Shares pursuant to the Offer, to refinance certain indebtedness in connection with the transaction and to pay related fees and expenses. As of December 31, 2009, Air Products had cash and cash items in the amount of approximately $323 million. In addition, Air Products has entered into a commitment letter with JPMorgan Chase Bank, N.A. pursuant to which JPMorgan Chase Bank, N.A. has committed to provide a term loan credit facility (the “Acquisition Facility”) to Air Products in an aggregate amount of up to $6.724 billion. JPMorgan Chase Bank, N.A. has committed to provide the full amount of the loans under the Acquisition Facility and has indicated its intention to form a syndicate of banks that would become lenders thereunder. Air Products expects to contribute or otherwise advance funds to enable the Purchaser to consummate the Offer. Air Products expects, based upon the combination of internally available cash and borrowings under the Acquisition Facility, to have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares in the Offer.

Borrowings under the Acquisition Facility will be unsecured, will mature on the date that is one year after the date of consummation of the Offer and will bear interest at a rate per annum equal to, at the option of Air Products, (i) the highest of (a) JPMorgan Chase Bank, N.A.’s prime rate, (b) the rate equal to the federal funds effective rate plus 0.5% and (c) a rate based on certain rates offered for U.S. dollar deposits in the Eurodollar interbank market (the “Eurodollar Rate”) plus 1.0%, or (ii) the Eurodollar Rate, in each case plus a margin which fluctuates based upon the relevant public debt credit ratings assigned to Air Products by Moody’s and S&P from time to time (the “Ratings Grid”). Each bank will be entitled to a commitment fee payable quarterly in arrears, based upon the average daily unused amount of its commitments under the Acquisition Facility, which fee fluctuates based upon the Ratings Grid. In addition, Air Products will be required to pay the banks a duration fee 90 days, 180 days and 270 days after the consummation of the Offer, which fees will be based on the aggregate principal amount of loans outstanding under the Acquisition Facility on such dates.

It is anticipated that the Acquisition Facility will contain representations and warranties customary for credit facilities of this nature, including as to the accuracy of financial statements; absence of a material adverse change with respect to Air Products and its subsidiaries and Airgas and its subsidiaries; litigation; no conflict with material agreements or instruments; compliance with environmental laws; payment of taxes; use of proceeds; and accuracy of information.

It is also anticipated that the Acquisition Facility will contain certain covenants, including limitations on liens (with exclusions to the extent necessary to comply with margin lending regulations and certain other exceptions to be agreed upon); mergers, consolidations and sales of all or substantially all assets; and limitations on indebtedness of Air Products’ subsidiaries. In addition, the Acquisition Facility will limit Air Products’ ratio of consolidated indebtedness to consolidated EBITDA to a level to be determined.

The commitment of JPMorgan Chase Bank, N.A. is, and it is anticipated that the obligations of JPMorgan Chase Bank, N.A. and other banks in the syndicate of lenders to make the loans under the Acquisition Facility will be, conditioned upon, among other things, satisfactory negotiation, execution and delivery of the definitive documentation for the Acquisition Facility; tender offer documents and, if applicable, documents relating to the Proposed Merger being reasonably satisfactory to JPMorgan Chase Bank, N.A., as agent; consummation of the Offer; absence of material adverse change; absence of defaults under Air Products’ existing revolving credit facility; receipt by Air Products of certain minimum debt ratings from each of Moody’s and S&P; receipt of required approvals and consents; and delivery of certain financial statements.

It is anticipated that the borrowings described above will be refinanced or repaid from funds generated internally by Air Products (including, after consummation of any merger or other business combination that may be proposed with respect to Airgas, existing cash balances of and funds generated by Airgas) or other sources, which may include the proceeds of the sale of securities. No decision has been made concerning this matter, and decisions will be made based on Air Products’ review from time to time of the advisability of selling particular securities as well as on interest rates and other economic conditions.

A copy of JPMorgan Chase Bank, N.A.’s commitment letter is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Air Products and us pursuant to Rule 14d-3 under the Exchange Act on February 11, 2010. Reference is made to such exhibit for a more complete description of the proposed terms and conditions of the Acquisition Facility, and the foregoing summary of such terms and conditions is qualified in its entirety by such exhibit.

The Offer is not conditioned upon any financing arrangements.

11. Background of the Offer; Other Transactions with Airgas.

Background of the Offer.  In 2002, Air Products sold its U.S. packaged gas assets to Airgas, because, at that time, Air Products’ U.S. packaged gas business had limited breadth and scope. Since the sale of its U.S. packaged gas business, Air Products has focused its growth in other areas. During that same time period,

Airgas expanded its U.S. packaged gas business through acquisitions. Air Products currently has a successful packaged gas business in Europe and other international markets, but does not have a U.S. packaged gas business.

Air Products regularly considers a variety of strategic options and transactions as part of the continuous evaluation of its businesses and plans in an effort to increase stockholder value. In recent years, as part of this process, Air Products has evaluated various alternatives for expanding its packaged gas business in North America, including through acquisitions. As part of that analysis, Air Products determined that packaged gas will be one of the important growth areas for Air Products, both within North America and in other regions.

Throughout 2009 and 2010, Air Products has considered re-entering the North American packaged gas market. Air Products decided that the most efficient way to expand into the North American packaged gas business was through an acquisition of Airgas. Given that the economy is just beginning to emerge from recession, Air Products concluded that the timing is ideal because the combined company would be able to take full advantage of the substantial growth potential, world-class competencies and synergies unique to this transaction. An Air Products / Airgas combination would create one of the leading integrated companies in the industrial gas business, with highly competitive positions in all modes of supply and in the world’s important geographies. This combination would create the largest industrial gas company in North America and one of the largest globally — a leader with distinctive strengths and world-class competencies across all distribution channels and geographies.

On October 15, 2009, the Chief Executive Officers of Air Products, John E. McGlade, and Airgas, Peter McCausland, met at Airgas’s headquarters. Mr. McGlade suggested the meeting that week to discuss a business proposal. At the meeting, Mr. McGlade indicated that Air Products was interested in pursuing a business combination with Airgas in a stock-for-stock deal that would value Airgas at a substantial premium to its then market price and allow Airgas’s stockholders to share in the value created by the combination.

Mr. McGlade told Mr. McCausland that careful study had convinced Air Products’ managers and directors that joining forces with Airgas would create a premier industrial gas company. Through geographic and business diversification, cost savings, and highly complementary business capabilities, stockholders of both companies could expect to reap significant additional returns.

After hearing Mr. McGlade’s proposal, Mr. McCausland said that the timing was not right. In response, Mr. McGlade stressed that, in Air Products’ view, the best time for a transaction was now. Among other reasons: (i) the economy was emerging from a recession, which created a window to integrate the companies and achieve synergies at lower cost; (ii) Airgas is just beginning to implement SAP software systems — a time-consuming and expensive process — and Air Products could share its seven years of experience implementing SAP; and (iii) Airgas is likely to begin spending capital on an international infrastructure, a costly expense that would be made unnecessary by a merger with Air Products’ extensive global infrastructure. Accordingly, Mr. McGlade asked Mr. McCausland to discuss Air Products’ proposal with the Airgas Board and signaled his intent to put Air Products’ offer in writing. Mr. McCausland remained noncommittal but asked that nothing be sent to him in writing.

On October 29, 2009, Airgas publicly announced that its fiscal second quarter earnings were substantially lower than the prior-year quarter, and also lowered its future earnings guidance.

On October 31, 2009, one week before the Airgas Board was scheduled to hold its annual retreat, Mr. McGlade called Mr. McCausland to reaffirm Air Products’ commitment to a transaction and the expectation that the offer would be presented to, and duly considered by, the Airgas Board. Mr. McCausland responded that he doubted that the Airgas Board would view the proposal differently than he did and again asked that nothing be sent to him in writing.

Following this annual retreat, Mr. McCausland returned Mr. McGlade’s call. Mr. McCausland stated that the Airgas Board had no interest in exploring the proposal, and rejected the invitation to further discuss it.

On November 19, 2009, at a meeting of the Air Products Board of Directors (the “Air Products Board”), Mr. McGlade reported on Airgas’s response to Air Products’ overture. At this meeting, Air Products’ financial and legal advisors discussed with Air Products’ management and the Air Products Board the options available to Air Products, including the risks associated with each of those options. The Air Products Board stressed that it strongly preferred a negotiated transaction with Airgas. The Air Products Board counseled patience and instructed Air Products’ management and its financial and legal advisors to take all actions necessary to attempt to pursue a negotiated transaction. After discussion and deliberation, the Air Products Board authorized Mr. McGlade to make a written offer to Airgas.

On November 20, 2009, Mr. McGlade sent a letter to Mr. McCausland setting out the basic terms of Air Products’s offer. In that letter, Air Products offered to acquire all of Airgas’s outstanding shares for $60 per Share in an all-stock transaction, equivalent to 0.7296 shares of Air Products common stock based on its then-current market price and representing a 27.5% premium to the market price of Airgas’s stock.

In his letter, Mr. McGlade reiterated what he had told Mr. McCausland orally: that combining Air Products’s global leadership in liquid bulk and tonnage gases with Airgas’s leadership in North American packaged gases would unleash faster earnings growth, both domestically and internationally. Mr. McGlade also wrote that Air Products was ready and willing to negotiate with Airgas if Airgas found the offer unsatisfactory. In particular, Air Products has consistently stated that it will share any additional value that Airgas identifies with Airgas’s stockholders.

In a November 25 letter, Mr. McCausland responded that the Airgas Board would meet in early December to consider Air Products’ offer and that Mr. McCausland would contact Mr. McGlade after the meeting.

On December 8, 2009, Mr. McCausland wrote to Mr. McGlade that the Airgas Board had considered Air Products’ offer and rejected it. According to Mr. McCausland, the Airgas Board concluded that Air Products was undervaluing Airgas and that Air Products’ stock was a “currency that [was] not attractive”. For those reasons, the Airgas Board was not interested in pursuing a deal. The Airgas Board also stated that it had no interest in continuing a dialogue between the two companies. Mr. McCausland told Mr. McGlade that the Airgas Board “do[es] not believe that any purpose would be served” by having the companies or their advisors meet. The Airgas Board did not propose a counter-offer to Air Products’ original offer or tell Air Products why it valued Airgas’s stock so differently than the market. In the December 8 letter, Airgas also alleged certain conflicts of interest with respect to Air Products’ legal and financial advisors.

Air Products remained committed to pursuing an acquisition of Airgas that Air Products believed would maximize stockholder value and improve the performance of both companies. In a letter dated December 17, 2009, Mr. McGlade informed Mr. McCausland that, in a good faith effort to start discussions between the two companies, Air Products was raising its offer to $62 per Share. To address the Airgas Board’s stated concerns about the attractiveness of Air Products’ stock, and because of its strong preference for a negotiated transaction, Air Products also offered to fund up to half the purchase in cash. Air Products’ revised offer represented a 33% premium to Airgas’s closing price on the NYSE that day.

Mr. McGlade again communicated that Air Products would work flexibly with Airgas to reach a mutually acceptable deal, including on price: “If you believe that there is incremental value above and beyond our increased offer, we stand willing to listen and to understand your points on value with a view to sharing increased value appropriately with the Airgas shareholders.” Believing that a continued exchange of letters could not adequately communicate the details of and rationale for Air Products’ offer, Mr. McGlade requested a meeting among the Boards and advisors of each company “as soon as possible to explore additional sources of value in Airgas”. With respect to the alleged conflicts of interest, Air Products responded that before hiring its financial and legal advisors it had made certain that they had no conflicts in their ability to represent Air Products in a merger with Airgas.

Shortly thereafter, the Airgas Board rejected Air Products’ revised offer. On January 4, 2010, Mr. McCausland wrote to inform Mr. McGlade that the Airgas Board had met and concluded that Air Products was undervaluing Airgas. In his letter, Mr. McCausland stated: “[T]he Board is not interested in pursuing your company’s proposal and continues to believe that there is no reason to meet.”

On January 28, 2010, Airgas publicly announced that its fiscal third quarter earnings were below the lowest range of the earnings guidance it had given to the market, and also lowered its future earnings guidance.

Also on January 28, at a regularly scheduled meeting of the Air Products Board, Air Products’ management and financial and legal advisors updated the Air Products Board on the status of their attempts to engage in negotiations with Airgas. The Air Products Board discussed and considered that, notwithstanding the fact that Air Products had already raised its offer by $2 per Share and had substantially increased the cash component of the consideration mix to accommodate Airgas’s concerns, the Airgas Board continued to refuse to engage in discussions. Air Products’ management and financial and legal advisors discussed with the Air Products Board the options available to Air Products in light of the Airgas Board’s refusal to engage, including the risks and costs associated with a public process. The Air Products Board further discussed with management, and Air Products’ financial and legal advisors, that a negotiated transaction remained its overriding preference and that a public offer to Airgas’s stockholders should only be made as a last resort. In a further attempt to convince the Airgas Board to engage, the Air Products Board, after receiving the advice of Air Products’ management and financial and legal advisors, determined that Air Products’ next offer to Airgas should be an all-cash offer.

On February 1, Air Products’ advisors made a final attempt to persuade the Airgas Board, through its advisors, to engage in discussions. Airgas’s legal advisors responded that the Airgas Board’s position on a meeting with Air Products had not and would not change. Airgas’s financial advisors responded that there is a regularly-scheduled meeting of the Airgas Board set for the next week, but refused to reveal the date for which the Board meeting was actually scheduled and gave no indication that the Airgas Board would be addressing Air Products’ repeated proposals. None of Air Products’ advisors suggested a willingness to meet with Air Products or its advisors or to otherwise discuss the possibility of a transaction.

On February 4, 2010, Air Products sent a letter to Mr. McCausland and the Airgas Board reiterating its proposal to combine with Airgas. Because of the increased costs associated with a non-negotiated deal, and because the offer was an all-cash offer with committed financing from JPMorgan Chase Bank, N.A. (which entails additional costs such as financing commitment fees), Air Products offered $60 per Share in cash. At $60 per Share, the offer represented a 38% premium to Airgas’s pre-offer market value. Because of the Airgas Board’s unwillingness to engage, Air Products made a public announcement of its offer.

The full text of the letter is set forth below.

February 4, 2010

Mr. Peter McCausland
Chairman, President and CEO
Airgas, Inc.
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283

Dear Peter:

As you know, we have been trying for the last four months to engage Airgas in friendly discussions regarding a business combination. We are deeply disappointed that you and your board have rejected out of hand two written offers providing your shareholders substantial premiums. In our prior correspondence, we clearly and repeatedly stated our flexibility as to both value and form of consideration, yet you have continued to refuse even to discuss our offers. Your unwillingness to engage has delayed the ability of your shareholders to receive a substantial premium. We remain committed to completing this transaction, and we have therefore decided to inform your shareholders of our offer to expedite the process.

Air Products is prepared to proceed with a fully financed, all-cash offer for all Airgas shares at $60.00 per share, which reflects a premium of 38% to Airgas’ closing price today of $43.53 and 18% above its 52-week high. In addition to a substantial premium, Airgas shareholders will benefit from immediate liquidity in an uncertain economic environment through an offer which we believe fully values Airgas’ complementary capabilities and long-term growth prospects.

Bringing together our complementary skills and strengths will create one of the world’s leading integrated industrial gas companies. Combining Air Products’ global leadership in liquid bulk and tonnage gases with Airgas’ leadership in U.S. packaged gases will create the largest industrial gas company in North America and one of the largest globally — a leader with distinctive strengths and world-class competencies across all distribution channels and geographies. While we have a strong and profitable packaged gas business in Europe and other key international markets, we do not have a position in the U.S. packaged gas business where Airgas is the market leader. As part of this uniquely compelling combination, Airgas would be well positioned to achieve higher growth than it could achieve on a stand-alone basis.

We do not believe there are any significant financial or regulatory impediments to your shareholders’ timely realization of this substantial cash premium. We have secured committed financing from J.P. Morgan to complete the offer and are committed to maintaining a robust capital structure. We have also thoroughly considered the regulatory issues related to this combination and are prepared to make appropriate divestitures, none of which we expect to be material.

The strategic and industrial logic of this combination is clear, and we are confident that an Air Products/Airgas combination would create greater value than Airgas or Air Products could each achieve on its own. There are many advantages to consummating this combination now, including:

•	The opportunity to improve growth, returns and cash generation.

•	Substantial cost synergies, which are expected to yield savings of $250 million annually when fully realized, primarily related to reductions in overhead and public company costs, supply chain efficiencies, and better utilization of infrastructure.

•	The ability to leverage Airgas’ extensive U.S. sales force and packaged gases skills, and to build on the foundation of Air Products’ global presence and infrastructure, to accelerate growth both domestically and internationally.

•	An integrated platform better able to capture economies of scale from extensive engineering, operations and back office capabilities with a much greater reach and ability to provide better overall customer service.

•	Air Products’ presence in all of the world’s key industrial gas markets, increased cash flow and greater access to capital would allow Airgas to achieve international expansion far faster and at a much lower cost, while accelerating its growth through acquisitions.

We believe the timing for this combination is ideal. The economy is just beginning to emerge from recession, and together we would be able to take full advantage of the substantial growth potential, economies of scale, and synergies unique to this transaction. You have made clear your international growth aspirations, which will require significant time and expense to build out on your own. Air Products has the global infrastructure in place that would allow you to achieve your goals faster and better. Airgas is also just in the initial stages of implementing SAP, and our demonstrated expertise in this area would greatly reduce the time, expense and disruption associated with this vital rollout.

Bringing our two companies together would also benefit employees, customers and the communities in which we operate. We highly value the talented operating team at Airgas, which would benefit greatly from the expanded opportunities and resources available as part of a larger and stronger global U.S. company headquartered in Pennsylvania — with significantly greater long-term growth prospects than a stand-alone Airgas. Your customers would benefit from a more robust product offering from a company with expanded resources and global scope.

Peter, let me reemphasize as I have in past discussions that Air Products is fully committed to the successful completion of this compelling transaction. Your continuing refusal to engage with us will serve only to further delay your shareholders’ ability to receive a substantial all-cash premium. While we would strongly prefer to proceed through friendly negotiations, you should not doubt our resolve to take the necessary actions to complete this transaction. We would welcome the opportunity to meet with you or with any special committee of your independent directors which has been or will be formed to consider our offer, as well as their independent financial and legal advisors. Finally, we reiterate our willingness to reflect in our offer any incremental value you can demonstrate.

Very Truly Yours,

John E. McGlade
Chairman, President and Chief Executive Officer
cc: Airgas Board of Directors

On February 4, 2010, Air Products also commenced litigation against Airgas and the members of the Airgas Board in the Court of Chancery in the State of Delaware. The Delaware Action is described in more detail under “The Offer — Section 16”.

On February 5, 2010, Airgas issued a press release stating that the Airgas Board would review Air Products’ proposal with its financial and legal advisors and advising its stockholders to take no action at that time. In response to Air Products’ public offer, Airgas commenced litigation against Air Products’ legal advisors, Cravath, Swaine & Moore LLP, in the Court of Common Pleas, Philadelphia County, Pennsylvania. The Pennsylvania Action is described in more detail under “The Offer — Section 16”.

On February 9, 2010, the Court of Common Pleas, Philadelphia County, Pennsylvania denied Airgas’s motion in the Pennsylvania Action for a special injunction that would have prohibited Cravath from advising Air Products in connection with the Offer and scheduled an evidentiary hearing on Airgas’s motion for a preliminary injunction in the Pennsylvania Action for February 16, 2010.

On February 9, 2010, an Airgas stockholder commenced a putative class action lawsuit against Airgas and the members of the Airgas Board in the Court of Chancery in the State of Delaware. The Airgas Stockholder Class Action is described in more detail under “The Offer — Section 16”.

Also on February 9, 2010, Mr. McCausland sent a letter to Mr. McGlade stating that the Airgas Board had rejected Air Products’ proposal to acquire Airgas for a purchase price in cash of $60.00 per Share. On the same day, Airgas issued a press release which included the contents of the letter.

Mr. McCausland and the Airgas Board have continued to refuse to meet with Air Products and its advisors.

Because of the Airgas Board’s continued refusal to engage in any discussions with Air Products, on February 11, 2010, Air Products made a direct appeal to Airgas’s stockholders and commenced this Offer.

Other Transactions with Airgas.  Air Products is a party to numerous commercial arrangements, as both a buyer and a seller, with Airgas, under which the parties engaged in transactions having a total value of approximately $77 million in calendar year 2008 and approximately $74 million in calendar year 2009. These arrangements include a long-term take-or-pay supply agreement, in effect until 2017, pursuant to which Air Products supplies Airgas with bulk oxygen, nitrogen, argon, hydrogen, and helium. In each of calendar years 2008 and 2009, Airgas’s purchases under this contract totaled approximately $70 million.

12. Purpose of the Offer; Plans for Airgas; Statutory Requirements; Approval of the Merger.

Purpose of the Offer; Plans for Airgas.  The purpose of the Offer is to acquire control of, and the entire equity interest in, Airgas. We currently intend, as soon as practicable after consummation of the Offer, to seek to have Airgas consummate the Proposed Merger, pursuant to which each then outstanding Share not owned by Air Products or the Purchaser (or their subsidiaries) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Under the DGCL and Airgas Certificate, if the Certificate Condition is satisfied and we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to consummate the Proposed Merger without a vote of the

Airgas Board or other stockholders. If we do not acquire at least 90% of the outstanding Shares, under the DGCL we will have to seek approval of the Proposed Merger by Airgas’s stockholders. Approval of a merger pursuant to the DGCL requires the affirmative vote of holders of a majority of the outstanding Shares. If the Certificate Condition is not satisfied but we elect to consummate the Offer, Article 6 also would require us to seek approval of the Proposed Merger unless certain exceptions apply. Article 6 of the Airgas Certificate provides that approval of a merger with an “Interested Stockholder” (generally, a stockholder who is the direct or indirect beneficial owner of 20% or more of the voting power of Airgas’s outstanding voting stock or an affiliate or associate thereof) requires the affirmative vote of holders of 67% of the voting power of the outstanding Shares unless such merger is approved by a majority of Airgas’s disinterested directors or certain fair price conditions are met. In addition, if the Section 203 Condition is not satisfied but we elect to consummate the Offer, Section 203 could significantly delay our ability to consummate the Proposed Merger. See “Statutory Requirements; Approval of the Merger” below.

If we acquire Shares pursuant to the Offer, depending upon the number of Shares so acquired and other factors relevant to our equity ownership in Airgas, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

We currently intend to nominate, and solicit proxies for the election of, a slate of Nominees for election at Airgas’s 2010 annual meeting pursuant to the Proxy Solicitation. We reserve the right, however, at any time to determine not to commence the Proxy Solicitation (or to terminate the Proxy Solicitation or launch a different proxy solicitation) if we determine it to be in our best interests to do so or if we determine that the Proxy Solicitation is unnecessary, including, if we so determine, if the Airgas Board has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied.

Whether or not we propose a merger or other similar business combination with Airgas and whether or not our Nominees are elected at Airgas’s annual meeting, we currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Airgas Board. We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the Airgas Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Airgas Board. We reserve the right to seek the removal without cause of any or all of Airgas’s directors and to seek to call a special meeting of Airgas’s stockholders in order to act on proposals to be determined.

We expect that our Nominees and designees, subject to their fiduciary duties under applicable law, would cause the Airgas Board to:

•	amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

•	approve the Offer and the Proposed Merger, or otherwise act to satisfy the Section 203 Condition and the Certificate Condition; and

•	take any other actions necessary to cause to permit the Proposed Merger to be consummated.

If the Shares are not delisted prior to the Proposed Merger, we intend to cause the delisting of the Shares by the NYSE promptly following consummation of the Offer. We intend to seek to cause Airgas to terminate registration of the Shares under the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration, including the delisting of the Shares, are met. See “The Offer — Section 7”.

In connection with the Offer, Air Products and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of Airgas. In addition, if and to the extent that the Purchaser acquires control of Airgas or otherwise obtains access to the books and records of Airgas, Air Products and the Purchaser intend to conduct a detailed review of Airgas and its assets, financial projections, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist. Such strategies could include, among other things, changes in Airgas’s business, facility locations, corporate structure, rationalization of employment and cost levels, product development, marketing strategies, capitalization, management or dividend policy.

Air Products and the Purchaser are prepared to make appropriate divestitures in connection with obtaining the regulatory approvals required for the consummation of the Offer, none of which divestitures we expect will be material.

If we acquire control of Airgas, we currently intend that, prior to our acquisition of the entire equity interest in Airgas or the consummation of the Proposed Merger, no dividends will be declared on the Shares.

Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Airgas or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Airgas Board or management, any material change in Airgas’s indebtedness, capitalization or dividend rate or policy or any other material change in Airgas’s corporate structure or business.

Statutory Requirements; Approval of the Proposed Merger.  Under the DGCL, if the Section 203 Condition and the Certificate Condition are satisfied, the Proposed Merger would require the approval of the Airgas Board and the holders of a majority of the outstanding Shares. In addition, under the DGCL, if such conditions are satisfied and we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve the Proposed Merger without a vote of the Airgas Board or other stockholders.

If the Certificate Condition is not satisfied but we elect, in our sole discretion, to consummate the Offer, Article 6 of the Airgas Certificate would require us to seek approval of the Proposed Merger unless certain exceptions apply. Article 6 of the Airgas Certificate provides that approval of a merger with an “Interested Stockholder” (generally, a stockholder who is the direct or indirect beneficial owner of 20% or more of the voting power of Airgas’s outstanding voting stock or an affiliate or associate thereof) requires the affirmative vote of holders of 67% of the voting power of the outstanding Shares unless such merger is approved by a majority of Airgas’s disinterested directors or certain fair price conditions are met. We reserve the right to waive the Certificate Condition, although there can be no assurance that we will do so and we have not determined whether we would be willing to do so under any circumstances.

If the Section 203 Condition is not satisfied but we elect, in our sole discretion, to consummate the Offer, Section 203 could significantly delay our ability to acquire the entire equity interest in Airgas. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Airgas Board approves the Offer or the Proposed Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by us, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of Airgas).

We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to consummate a merger or other business combination with Airgas. We believe we would be able to cause the consummation of such a merger or other business combination if we own a majority of the outstanding Shares and (i) such merger or other business combination is approved by the Airgas Board and authorized at an annual or special meeting of stockholders of Airgas, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by us or our affiliates and associates; or (ii) such merger or other business combination occurs after the expiration of three years following the date we became an interested stockholder.

On the other hand, if we waive the Section 203 Condition and purchase Shares pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with Airgas for any period of time, we may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by Airgas. We have not determined whether we would take any of the actions described above under such circumstances.

The exact timing and details of any merger or other similar business combination involving Airgas will necessarily depend upon a variety of factors, including the number of Shares we acquire pursuant to the Offer. Although we currently intend to propose a merger or similar business combination generally on the terms described above, it is possible that, as a result of substantial delays in our ability to effect such a transaction, actions Airgas may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of Airgas or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. We reserve the right not to propose a merger or other similar business combination with Airgas or to propose such a transaction on terms other than those described above. Specifically, we reserve the right (i) to propose consideration in a merger or other similar business combination consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value that is greater than or less than the amount referred to above.

The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.

13. Dividends and Distributions.

If, on or after the date of this Offer to Purchase, Airgas (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to our rights under “The Offer — Section 14”, we may make such adjustments in the offer price and other terms of the Offer and the Proposed Merger as we deem appropriate to reflect such split, combination or other change including the number or type of securities offered to be purchased.

If, on or after the date of this Offer to Purchase, Airgas declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares or Rights, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on Airgas’s stock transfer records, then, subject to the provisions of “The Offer — Section 14”, (i) the offer price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by us in our sole discretion.

14. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Certificate Condition, the HSR Condition or the Impairment Condition shall not have been satisfied, or if, at any time on or after the date of this Offer to Purchase, and before the time of payment for such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following conditions exist:

(i) there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving Airgas, (b) seeking to obtain material damages in connection with, or otherwise directly or indirectly relating to, the transactions contemplated by the Offer or any such merger or other similar business combination, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or those of Airgas or any of our or Airgas’s respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or those of Airgas or any of our or Airgas’s respective subsidiaries or affiliates or seeking to impose any limitation on our or any of our subsidiaries’ or affiliates’ ability to conduct such businesses or own such assets, (d) seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to Airgas’s stockholders,

(e) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares, (f) seeking any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer or any merger or other business combination involving Airgas, (g) adversely affecting the financing of the Offer or any merger or other business combination involving Airgas or (h) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Airgas or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates; or

(ii) any action is taken, or any statute, rule, regulation, interpretation, judgment, injunction, order or decree is proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to Air Products, the Purchaser or any of their subsidiaries or affiliates, the Offer, the acceptance for payment of or payment for Shares, or any merger or other business combination involving Airgas, by any court, government or governmental authority or agency, domestic, foreign or supranational (other than the application of the waiting period provisions of the HSR Act to the Offer or to any such merger or other business combination), that, in our reasonable judgment, does or may, directly or indirectly, result in any of the consequences referred to in clauses (a) through (h) of paragraph (i) above; or

(iii) any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of Airgas or any of its affiliates that, in our reasonable judgment, is or may be materially adverse to Airgas or any of its affiliates, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of Airgas or any of its affiliates or the value of the Shares to us or any of our affiliates; or

(iv) there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the close of business on February 4, 2010, (c) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of Airgas and its subsidiaries, taken as a whole, (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any material adverse change (or development or threatened development involving a prospective material adverse change) in United States dollars or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (f) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing as of the close of business on February 4, 2010, a material acceleration or worsening thereof; or

(v) (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including Airgas or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Airgas (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Airgas (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on February 4, 2010, (b) any such person or group which, prior to February 4, 2010, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Airgas, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Airgas constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving Airgas or (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Airgas or any assets or securities of Airgas; or

(vi) Airgas or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect on December 31, 2009, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Airgas, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Airgas (other than a distribution of the Rights certificates or a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect prior to the date of this Offer to Purchase), (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed second-step merger described herein), (g) authorized, recommended, proposed or announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of Airgas or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed or announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Airgas or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates, (i) adopted, entered into or amended any employment, severance, change of control, retention or other similar agreement, arrangement or plan with or for the benefit of any of its officers, directors, employees or consultants or made grants or awards thereunder, in each case other than in the ordinary course of business or adopted, entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to officers, directors, employees or consultants as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of any merger or other similar business combination involving Airgas (including, in each case, in combination with any other event such as termination of employment or service), (j) except as may be required by law, taken any action to terminate or amend or materially increase liability under any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of Airgas or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced, (k) transferred into escrow (or other similar arrangement) any amounts required to fund any existing benefit, employment, severance, change of control or other similar agreement, in each case other than in the ordinary course of business, or (l) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that Airgas or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, the Airgas Certificate or bylaws (or other similar constituent documents) which has not been previously disclosed (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed second-step merger described herein); or

(vii) we become aware (a) that any material contractual right of Airgas or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of Airgas or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving Airgas or (b) of any covenant, term or condition in any instrument or agreement of Airgas or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Airgas or any of its affiliates or the value of the Shares to us or any of our affiliates (including any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of a merger or other similar business combination involving Airgas); or

(viii) we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with Airgas providing for a merger or other similar business combination with Airgas or any of its subsidiaries or the purchase of securities or assets of Airgas or any of its subsidiaries, or we and Airgas reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated;

(ix) Airgas or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving Airgas or any of its subsidiaries or the purchase of securities or assets of Airgas or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including a right to acquire or receive any Shares or other securities, assets or business of Airgas or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(x) any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including the other matters described or referred to in “The Offer — Section 15 — Certain Legal Matters; Regulatory Approvals”) shall not have been obtained on terms satisfactory to Air Products and the Purchaser or any waiting period or extension thereof imposed by any government or governmental authority or agency with respect to the Offer shall not have expired.

The foregoing conditions are for the sole benefit of Air Products, the Purchaser and their affiliates and may be asserted by us or Air Products in our sole discretion regardless of the circumstances giving rise to any such conditions or may be waived by us in our sole discretion in whole or in part at any time or from time to time before the Expiration Date. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

15. Certain Legal Matters; Regulatory Approvals.

General.  Based on our examination of publicly available information filed by Airgas with the SEC and other publicly available information concerning Airgas, we are not aware of any governmental license or regulatory permit that appears to be material to Airgas’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “Other State Takeover Statutes”, such approval or other action will be sought. Except as described below under “Antitrust”, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Airgas’s business or certain parts of Airgas’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 14”.

Delaware Business Combination Statute.  Airgas is subject to the provisions of Section 203, which imposes certain restrictions on business combinations involving Airgas. For a discussion of the provisions of Section 203, see “The Offer — Section 12”.

Other State Takeover Statutes.  A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Airgas, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and Airgas, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and Airgas, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 14”.

Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, we plan to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as promptly as possible after the date hereof. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See “The Offer — Section 14”. Subject to certain circumstances described in “The Offer — Section 4”, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or Airgas’s substantial assets. Private parties and individual states may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer — Section 14” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with the Offer, Air Products and Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Proposed Merger while such discussions are ongoing.

The Offer and Proposed Merger will likely be subject to antitrust filings in other countries in addition to the United States. We believe that any required approvals or clearances will be obtained, but there can be no assurance that all such approvals or clearances will be obtained.

Appraisal Rights.  You do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, stockholders of Airgas who do not tender their Shares in the Offer, continue to hold Shares at the time of the consummation of the Proposed Merger, neither vote in favor of the Proposed Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Since appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Proposed Merger. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

Other.  Based upon our examination of publicly available information concerning Airgas, it appears that Airgas and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 14”.

Any merger or other similar business combination that we propose would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Airgas and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

16. Legal Proceedings.

Delaware Action.  On February 4, 2010, Air Products commenced litigation against Airgas and the members of the Airgas Board in the Court of Chancery of the State of Delaware. In the action, captioned Air Products and Chemicals, Inc. v. Airgas, Inc., et. al., Civil Action No. 5249 (the “Delaware Action”), Air Products seeks, among other things, an order:

•	declaring that Airgas’s directors breached their fiduciary obligations to Airgas’s stockholders under Delaware law by refusing to negotiate with Air Products and to inform themselves of the potential parameters of Air Products’ prior offers to acquire Airgas, and by failing to form a special committee of independent directors, with independent advisors, to consider and negotiate Air Products’ prior offer to acquire Airgas;

•	compelling Airgas’s directors to form a special committee of Airgas’s independent directors, with its own independent financial and legal advisors, to reasonably consider and negotiate the proposed transaction, in good faith;

•	enjoining Airgas’s directors from engaging in any action or inaction that has the effect of improperly impeding, thwarting, frustrating or interfering with the proposed transaction with Air Products in a manner inconsistent with their fiduciary duties; and

•	enjoining Airgas, its employees, agents and all persons acting on its behalf or in concert with it from taking any action that has the effect of impeding Air Products’ efforts to acquire control of Airgas, in violation of their respective fiduciary duties to Airgas’s stockholders.

A copy of the complaint filed in the Delaware Action was filed with the SEC as Exhibit 99.2 to the Form 8-K filed by Air Products on February 5, 2010.

Pennsylvania Action.  On February 5, 2010, Airgas commenced litigation against Cravath, Swaine & Moore LLP (“Cravath”), counsel to Air Products, in the Court of Common Pleas of Philadelphia County, Pennsylvania. In the action, captioned as Airgas, Inc. v. Cravath, Swaine & Moore LLP, Civil Action No. 000857, February Term, 2010 (the “Pennsylvania Action”), Airgas is seeking, among other things, an order requiring Cravath to withdraw from its representation of Air Products in connection with the Offer based on Cravath’s past representation of Airgas in connection with certain financing transactions and unspecified punitive and other damages.

On February 9, 2010, the Court of Common Pleas, Philadelphia County, Pennsylvania denied Airgas’s motion in the Pennsylvania Action for a special injunction that would have prohibited Cravath from advising Air Products in connection with the Offer and scheduled an evidentiary hearing on Airgas’s motion for a preliminary injunction in the Pennsylvania Action for February 16, 2010.

Airgas Stockholder Class Action.  On February 9, 2010, an Airgas stockholder commenced a putative class action lawsuit against Airgas and the members of the Airgas Board in the Court of Chancery in the State of Delaware. In the action, captioned Hollywood Police Officers’ Retirement System v. Airgas, Inc., et al.,

Civil Action No. 5256 (the “Airgas Stockholder Class Action”), the plaintiff alleges, among other things, that the Airgas Board violated its fiduciary duties to Airgas stockholders and “effectively disenfranchised” Airgas stockholders by “spurning Air Products’ overtures, and taking other defensive measures”. On behalf of all Airgas stockholders, the plaintiff seeks relief that includes an order declaring that the Airgas directors breached their fiduciary duties and requiring the Airgas Board to conduct an auction of Airgas and/or a market-check of Airgas’s value.

17. Fees and Expenses.

J.P. Morgan Securities Inc. is acting as our financial advisor and is acting as Dealer Manager in connection with the Offer and will receive customary fees in connection with this engagement. We have agreed to reimburse J.P. Morgan Securities Inc. for out-of-pocket expenses incurred in connection with the Offer and to indemnify J.P. Morgan Securities Inc. against certain liabilities, including certain liabilities under the U.S. federal securities laws.

We have retained MacKenzie Partners to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Air Products or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer — Section 9” of this Offer to Purchase.

AIR PRODUCTS DISTRIBUTION, INC.
February 11, 2010

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF AIR PRODUCTS AND THE PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF AIR PRODUCTS

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Air Products are set forth below. The business address of each director and officer is care of Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, Pennsylvania, 18195-1501. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Air Products. None of the directors and officers of Air Products listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Except as noted below, all directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

Current Principal Occupation or Employment
Name	and Five-Year Employment History

*Mario L. Baeza	Founder and Controlling Shareholder of Baeza & Co. and Founder and Executive Chairman of V-Me Media, Inc. Director of Air Products since 1999.
Mr. Baeza formed The Baeza Group, a Hispanic-owned alternative investment firm, in 2003 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a new national Spanish language television network to be distributed through the digital channels of public television affiliate stations. V-Me Media is controlled by The Baeza Group and Mr. Baeza serves as V-Me’s Founder and Executive Chairman. Mr. Baeza is also a director of Brown Shoe Co., Inc., Israel Discount Bank of New York, and Urban America LLC; and a member of the Board of Trustees of Ariel Mutual Fund Group.
M. Scott Crocco	Vice President and Corporate Controller (became Vice President in 2008; Corporate Controller in 2007; and Director of Corporate Decision Support in 2003).

*William L. Davis, III	Retired Chairman, President and Chief Executive Officer of RR Donnelley. Director of Air Products since 2005.
Mr. Davis became Chairman and Chief Executive Officer in 1997 and President in 2001 of RR Donnelley, the largest printing company in North America. He retired in February 2004. Over the prior two decades, Mr. Davis held senior sales, marketing and executive positions at Emerson Electric Company. Mr. Davis is also a director of Marathon Oil Corporation.
Robert D. Dixon	Senior Vice President and General Manager — Merchant Gases (became Senior Vice President in 2008; Vice President and General Manager — Merchant Gases in 2007; President — Air Products Asia in 2003; and Vice President — Air Products Asia in 2003).

Current Principal Occupation or Employment
Name	and Five-Year Employment History

*Michael J. Donahue	Former Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc. Director of Air Products since 2001.
Mr. Donahue served as Chief Operating Officer of BearingPoint, Inc. from March of 2000 until February 2005. Prior to March 2000, he served as Managing Partner, Solutions, for the consulting business of KPMG LLP, and as a member of the boards of directors of KPMG LLP and KPMG Consulting KK Japan. He is also a director of GSI Commerce, Inc. and is Chairman of the Board of Directors of The Orchard Enterprises, Inc.
*Ursula O. Fairbairn	President and Chief Executive Officer, Fairbairn Group, LLC. Director of Air Products since 1998.
Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group, LLC, specializing in human resources and executive management consulting since April 2005. She served as Executive Vice President, Human Resources and Quality, of American Express Company, from 1996 until her retirement in April 2005. She is also a director of Sunoco Inc. and VF Corporation.
*W. Douglas Ford	Retired Chief Executive, Refining and Marketing, of BP Amoco plc. (“BP”). Director of Air Products since 2003.
From 1993-1999, Mr. Ford served as Executive Vice President of BP and its predecessor, Amoco Corporation. In 1999 he was named Chief Executive, Refining and Marketing of BP, and in 2000 he joined the BP board. Mr. Ford retired from BP and its board in March 2002. Mr. Ford is also a director of Suncor Corporation and USG Corporation.
*Edward E. Hagenlocker	Presiding Director. Former Vice Chairman of Ford Motor Company and former Chairman of Visteon Automotive Systems. Director of Air Products since 1997.
Mr. Hagenlocker joined Ford Motor Company as a research scientist in 1964. He was elected Vice President and named General Manager of Truck Operations in 1986, appointed Vice President of General Operations for Ford North American Automotive Operations in 1992, and appointed Executive Vice President in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He served as Vice Chairman of Ford Motor Company in 1996 and Chairman of Visteon Automotive Systems from 1997 until his retirement in 1999. Mr. Hagenlocker is also a director of AmeriSource Bergen Corporation and Ingersoll-Rand Company Limited.
*Evert Henkes	Retired Chief Executive Officer of Shell Chemicals Ltd. Director of Air Products since 2006. Mr. Henkes is a citizen of The Netherlands.

Current Principal Occupation or Employment
Name	and Five-Year Employment History

Mr. Henkes joined Shell in 1973 as a marketing manager. During his nearly 30 years with Shell, he held international leadership positions in Shell’s bunkering and marine lubricants, petroleums, chemicals and metals businesses. In 1998 Mr. Henkes was named Shell’s first global chief executive officer responsible for its chemical business. He retired in April 2003. He is also a director of Outokumpu OYJ, SembCorp Industries Ltd., and Tate & Lyle plc and a member of the CNOOC Ltd. International Advisory Board.
Paul E. Huck	Senior Vice President and Chief Financial Officer (became Senior Vice President in 2008; Vice President and Chief Financial Officer in 2004).
Stephen J. Jones	Senior Vice President and General Manager, Tonnage Gases, Equipment and Energy (became Senior Vice President and General Manager, Tonnage Gases, Equipment and Energy in 2009; Senior Vice President, General Counsel and Secretary in 2008; Vice President and Associate General Counsel in 2007; and Vice President and General Manager — Industrial Chemicals Division in 2003).
*John E. McGlade	Chairman, President and Chief Executive Officer of Air Products. Director of Air Products since 2007.
Mr. McGlade joined Air Products in 1976. He was named Group Vice President, Chemicals Group in 2003, with global responsibility for the chemicals group, industrial gas and chemicals manufacturing, and Environment, Health, Safety and Quality. He was appointed President and Chief Operating Officer of Air Products in October 2006. He assumed the position of Chief Executive Officer on October 1, 2007 and Chairman in April 2008. Mr. McGlade serves on the board of directors of the American Chemistry Council. He also is a member of the Lehigh University Board of Trustees, the Rider-Pool Foundation and the Society of Chemical Industry.
*Margaret G. McGlynn	Former President, Global Vaccine and Infectious Disease Division, Merck & Co., Inc. Director of Air Products since 2005.
Ms. McGlynn joined Merck, a global pharmaceutical company, in 1983. She served as President, U.S. Human Health, from 2003 to 2005, and in 2005 she was named President, Merck Vaccine Division. Ms. McGlynn served as President, Global Vaccine and Infectious Disease Division, from 2007 until her retirement in 2009. She is also a director of Amicus Therapeutics.
John W. Marsland	Senior Vice President — Supply Chain (became Senior Vice President in February 2010; Vice President and General Manager — Global Liquid Bulk, Generated Gases and Helium in 2009; Vice President — Business Services in 2008; Vice President and General Manager — Healthcare in 2005).
Lynn C. Minella	Senior Vice President — Human Resources and Communications (became Senior Vice President — Human Resources and Communications in 2008; Vice President — Human Resources in 2004).

Current Principal Occupation or Employment
Name	and Five-Year Employment History

*Charles H. Noski	Retired Vice Chairman of AT&T Corporation and former Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation. Director of Air Products since 2005, and from 2000-2004.
Mr. Noski served as Senior Executive Vice President and Chief Financial Officer of AT&T Corporation between 1999 and 2002, and was elected Vice Chairman of AT&T’s Board of Directors in February 2002. He retired in November 2002 upon the completion of AT&T’s restructuring. From December 2003 to March 2005, he was Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from November 2002 to May 2005. Mr. Noski is also a director of Microsoft Corporation, Morgan Stanley, and Automatic Data Processing, Inc.
*Lawrence S. Smith	Former Chief Financial Officer of Comcast Corporation. Director of Air Products since 2004.
Mr. Smith joined Comcast Corporation, a cable communication systems and telecommunication company, in 1988 to oversee the company’s finance and administration functions. He was named Executive Vice President in 1995 and served as Co-Chief Financial Officer from 2002 until his retirement in 2007, overseeing corporate development, accounting, reporting and tax matters. Prior to joining Comcast, Mr. Smith served as Chief Financial Officer of Advanta Corporation and was a partner in Arthur Andersen & Co. He is also a director of GSI Commerce Inc. and Tyco Electronics Corporation.
John D. Stanley	Senior Vice President and General Counsel (became Senior Vice President and General Counsel in 2009; Assistant General Counsel, Americas and Europe in 2007; Assistant General Counsel, Corporate and Commercial in 2004).

Ownership of Airgas Securities.

Mr. Marsland is the owner of thirteen Shares. These Shares are held in Mr. Marsland’s name through an independent money manager who controls all purchase and sale decisions with respect thereto.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser are set forth below. The business address of each director and officer is care of Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, Pennsylvania, 18195-1501. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Purchaser. None of the directors and officers of the Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

Current Principal Occupation or Employment
Name	and Five-Year Employment History

George G. Bitto	Treasurer of the Purchaser since its formation in 2010. Vice President and Treasurer of Air Products (became Vice President and Treasurer in 2006; Vice President and Controller, Gases and Equipment Group in 2004).
*Robert D. Dixon	President and a Director of the Purchaser since its formation in 2010. Senior Vice President and General Manager — Merchant Gases of Air Products (became Senior Vice President in 2008; Vice President and General Manager — Merchant Gases in 2007; President — Air Products Asia in 2003; and Vice President — Air Products Asia in 2003).
*Paul E. Huck	Director of the Purchaser since its formation in 2010. Senior Vice President and Chief Financial Officer of Air Products (became Senior Vice President in 2008; Vice President and Chief Financial Officer in 2004).
*John D. Stanley	Secretary and a Director of the Purchaser since its formation in 2010. Senior Vice President and General Counsel of Air Products (became Senior Vice President and General Counsel in 2009; Assistant General Counsel, Americas and Europe in 2007; Assistant General Counsel, Corporate and Commercial in 2004).

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042
If delivering by hand or courier:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Questions or requests for assistance may be directed to the Information Agent and the Dealer Manager at their telephone numbers, addresses and/or email addresses set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call collect)

or
Call Toll-Free (800) 322-2885

Email: airgas@mackenziepartners.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.
383 Madison Avenue, 5th Floor
New York, NY 10179
(877) 371-5947 (toll-free)